UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2013 (June 4, 2013)

SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 4, 2013, the Board of Directors (the “Board”) of Solera Holdings, Inc. elected Kurt J. Lauk to the Board. Dr. Lauk intends to serve on one or more of the Board's standing committees, but his standing committee assignments have not been completed.

Dr. Lauk, 68, is the co-founder and President of Globe CP GmbH, a private investment firm established in 2000. He possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996 - 1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989 - 1992). Dr. Lauk has other extensive senior management experience, including as Chief Financial Officer and Controller of Veba AG (now known as E.On AG) (1992 - 1996), Chief Executive Officer of Zinser Textil Machinery GmbH (1984 - 1989) and as a Partner and Vice-President of the German practice of Boston Consulting Group (1978 - 1984). Dr. Lauk served as a Member of European Parliament (2004 - 2009), including as a Member of the Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. Dr. Lauk currently serves on the board of directors of Magna International Inc., a publicly-traded a diversified automotive supplier, and Ciber, Inc., a publicly-traded global information technology consulting, services and outsourcing company. He currently serves as a Trustee of the International Institute for Strategic Studies in London and is an honorary professor with a chair for international studies at the prestigious European Business School in Reichartshausen, Germany. Dr. Lauk received a Ph.D. in international politics from the University of Kiel in Germany, as well as an M.B.A. from Stanford University.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON BRADY
Date: June 6, 2013	Name: Jason Brady
Title: Senior Vice President, General Counsel and Secretary